Exhibit 17(b)

Dreyfus Premier Municipal Bond Fund

Investing for income exempt
from federal income tax

Prospectus September 1, 1999, as revised December 23, 1999, and on March
22, 2000

As with all mutual funds, the Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.


The Fund

Dreyfus Premier Municipal Bond Fund
      Ticker Symbols Class A: PTEBX
                     Class B: PMUBX
                     Class C: DMBCX


                            Contents

The Fund
Goal/Approach                              Inside cover
Main Risks                                       1
Past Performance                                 1
Expenses                                         2
Management                                       3
Financial Highlights                             4
Your Investment
Account Policies                                 6
Distributions and Taxes                          8
Services for Fund Investors                      9
Instructions for Regular Accounts               10
For More Information


Information on the fund's recent strategies and holdings can be found in the current annual/semiannual report. See back cover.


Goal/Approach

The fund seeks to maximize current income exempt from federal income tax to the extent consistent with the preservation of capital. To pursue this goal, the fund normally invests substantially all of its assets in municipal bonds that provide income exempt from federal income tax.

The fund will invest at least 70% of its assets in investment grade municipal bonds or the unrated equivalent as determined by Dreyfus. For additional yield, it may invest up to 30% of its assets in municipal bonds rated below investment grade ("high yield" or "junk" bonds) or the unrated equivalent as determined by Dreyfus.

The portfolio manager buys and sells bonds based on credit quality, financial outlook and yield potential. Bonds with deteriorating credit quality are potential sell candidates, while those offering higher yields are potential buy candidates.


Concepts to understand

Municipal bonds: debt securities that provide income free from federal income tax. Municipal bonds are typically divided into two types:

* general obligation bonds, which are secured by the full faith and credit of the issuer and its taxing power

* revenue bonds, which are payable from the revenue derived from a specific revenue source, such as charges for water and sewer service or highway tolls

Investment grade bonds: independent rating organizations analyze and evaluate a bond issuer's credit history and ability to repay debts. Based on their assessment, they assign letter grades that reflect the issuer's creditworthiness. AAA or Aaa represents the highest credit rating, AA/Aa the second highest, and so on down to D, for defaulted debt. Bonds rated BBB or Baa and above are considered investment grade.

Main Risks

Prices of bonds tend to move inversely with changes in interest rates. While a rise in rates may allow the fund to invest for higher yields, the most immediate effect is usually a drop in bond prices and, therefore, in the fund's share price as well. As a result, the value of your investment in the fund could go up and down, which means that you could lose money.

Other risk factors could have an effect on the fund's performance:

  * if an issuer fails to make timely interest or principal payments, or if there is a decline in the credit quality of a bond or a perception of a decline, the bond's value could fall, potentially lowering the fund's share price

  * lower-rated, higher-yielding municipal obligations are subject to greater credit risk, including the risk of default, than investment grade obligations; lower-rated bonds tend to be more volatile and less liquid

Although the fund's objective is to generate income exempt from federal income tax, interest from some of its holdings may be subject to the federal alternative minimum tax.

Other potential risks

The fund, at times, may invest in certain derivatives, such as futures and options. Derivatives can be illiquid and highly sensitive to changes in their underlying security, interest rate or index and, as a result, can be highly volatile. A small investment in certain derivatives could have a potentially large impact on the fund's performance.

Past Performance

The tables below show some of the risks of investing in the fund. The first table shows the changes in the fund's Class A performance from year to year. T he performance figures do not reflect sales loads, and would be lower if they did. The second table compares the fund's performance over time to that of the Lehman Brothers Municipal Bond Index, a widely recognized unmanaged index of municipal bond performance. These returns include applicable sales loads. Both tables assume the reinvestment of dividends. Of course, past performance is no guarantee of future results.

Year-by-year total return as of 12/31 each year (%)
Class A shares


9.94    7.33   13.89    10.00    14.40    -6.41    17.46    3.96    9.59    4.48

89      90      91       92       93       94       95       96      97     98


Best Quarter:             Q1 '95            +6.60%
Worst Quarter:            Q1 '94            -6.33%

The fund's Class A year-to-date total return as of 6/30/99 was -2.03%.

Average annual total return as of 12/31/98

                                                                                       Since
                       Inception date         1 Year      5 Years      10 Years      inception
------------------------------------------------------------------------------------------------
Class A                  (11/26/86)          -0.25%        4.56%        7.77%           -
Class B                  (1/15/93)            0.02%        4.65%           -          6.25%
Class C                  (7/13/95)            2.64%            -           -          5.96%

Lehman Brothers
Municipal Bond Index                          6.48%        6.22%        8.22%         7.21%*


* Based on the life of Class B. For comparative purposes, the value of the index on 12/31/92 is used as the beginning value on 1/15/93.

What this fund is - and isn't

This fund is a mutual fund: a pooled investment that is professionally managed and gives you the opportunity to participate in financial markets. It strives to reach its stated goal, although as with all mutual funds, it cannot offer guaranteed results.

An investment in this fund is not a bank deposit. It is not insured or guaranteed by the FDIC or any other government agency. It is not a complete investment program. You could lose money in this fund, but you also have the potential to make money.

The Fund

Expenses

As an investor, you pay certain fees and expenses in connection with the fund, which are described in the tables below.

Fee table

                                                                                Class A           Class B            Class C
-------------------------------------------------------------------------------------------------------------------------------
Shareholder transaction fees (fees paid from your account)
Maximum front-end sales charge on purchases as a % of offering price            4.50              none                 none
Maximum contingent deferred sales charge (CDSC)
as a % of purchase or sale price, whichever is less                             none*             4.00                 1.00

Annual fund operating expenses (expenses paid from fund assets)
% of average daily net assets
Management fees                                                                  .55               .55                  .55
Rule 12b-1 fee                                                                   none              .50                  .75
Shareholder services fee                                                         .25               .25                  .25
Other expenses                                                                   .11               .12                  .12
Total                                                                            .91              1.42                 1.67

* Shares bought without an initial sales charge as part of an investment of $1 million or more may be charged a CDSC of 1.00% if redeemed within one year.

Expense example
                            1 Year          3 Years          5 Years          10 Years
----------------------------------------------------------------------------------------
Class A                      $539           $727             $931             $1,519

Class B
with redemption              $545           $749             $976             $1,436**
without redemption           $145           $449             $776             $1,436**

Class C
with redemption              $270           $526             $907             $1,976
without redemption           $170           $526             $907             $1,976

** Assumes conversion of Class B to Class A at end of the sixth year following the date of purchase.

This example shows what you could pay in expenses over time. It uses the same hypothetical conditions other funds use in their prospectuses: $10,000 initial investment, 5% total return each year and no changes in expenses. Because actual return and expenses will be different, the example is for comparison only.

Concepts to understand

Management fee: the fee paid to Dreyfus for managing the fund's portfolio and assisting in all aspects of the fund's operation.

Rule 12b-1 fee: the fee paid to the fund's distributor to finance the sale of Class B and Class C shares. Because this fee is paid out of the fund's assets on an ongoing basis, over time it will increase the cost of your investment and may cost you more than paying other types of sales charges.

Shareholder services fee: a fee paid to the fund's distributor for shareholder account service and maintenance.

Other expenses: fees paid by the fund for miscellaneous items such as transfer agency, custody, professional and registration fees.

Management

The investment adviser for the fund is The Dreyfus Corporation, 200 Park Avenue, New York, New York 10166. Founded in 1947, Dreyfus manages more than $120 billion in over 160 mutual fund portfolios. For the past fiscal year, the fund paid Dreyfus a management fee at the annual rate of 0.55% of the fund's average daily net assets. Dreyfus is the primary mutual fund business of Mellon Bank Corporation, a broad-based financial services company with a bank at its core. With more than $389 billion of assets under management and $1.9 trillion of assets under administration and custody, Mellon provides a full range of banking, investment and trust products and services to individuals, businesses and institutions. Mellon is headquartered in Pittsburgh, Pennsylvania.

The Dreyfus asset management philosophy is based on the belief that discipline and consistency are important to investment success. For each fund, Dreyfus seeks to establish clear guidelines for portfolio management and to be systematic in making decisions. This approach is designed to provide each fund with a distinct, stable identity.

Samuel J. Weinstock has managed the fund since August 1987 and has been employed by Dreyfus since March 1987.

Dreyfus has a personal securities trading policy (the "Policy") which restricts the personal securities transactions of its employees. Its primary purpose is to ensure that personal trading by Dreyfus employees does not disadvantage any Dreyfus-managed fund. Dreyfus portfolio managers and other investment personnel who comply with the Policy's preclearance and disclosure procedures may be permitted to purchase, sell or hold certain types of securities which also may be or are held in the fund(s) they advise.

Concepts to understand

Year 2000 issues: the fund could be adversely affected if the computer systems used by Dreyfus and the fund's other service providers do not properly process and calculate date-related information from and after January 1, 2000.

Dreyfus is working to avoid year 2000-related problems in its systems and to obtain assurances from other service providers that they are taking similar steps. In addition, issuers of securities in which the fund invests may be adversely affected by year 2000-related problems. This could have an impact on the value of the fund's investments and its share price.

Financial Highlights

The following tables describe the performance of each share class for the fiscal periods indicated. "Total return" shows how much your investment in the fund would have increased (or decreased) during each period, assuming you had reinvested all dividends and distributions. These figures have been independently audited by Ernst & Young LLP, whose report, along with the fund's financial statements, is included in the annual report.

                                                                                             Year Ended April 30,
  Class A                                                              1999         1998         1997        1996         1995
--------------------------------------------------------------------------------------------------------------------------------
  Per-Share Data ($)
  Net asset value, beginning of period                                14.69        14.11        13.85        13.86        13.81
  Investment operations:   Investment income - net                      .72          .79          .82          .86          .84
                           Net realized and unrealized gain (loss)
                           on investments                              (.15)         .66          .27         (.01)         .05
  Total from investment operations                                      .57         1.45         1.09          .85          .89
  Distributions:           Dividends from investment income - net      (.72)        (.79)        (.82)        (.86)        (.84)
                           Dividends from net realized gain
                           on investments                              (.21)        (.08)        (.01)          -            -
  Total distributions                                                  (.93)        (.87)        (.83)        (.86)        (.84)
  Net asset value, end of period                                      14.33        14.69        14.11        13.85        13.86
  Total return (%)*                                                    3.96        10.52         8.03         6.08         6.72

  Ratios/Supplemental Data
  Ratio of expenses to average net assets (%)                           .91          .91          .91          .92          .92
  Ratio of net investment income to average net assets (%)             4.96         5.42         5.84         5.98         6.16
  Portfolio turnover rate (%)                                         46.84        26.33        28.17        36.59        38.60

  Net assets, end of period ($ x 1,000)                             432,276      447,869      457,327      474,044      495,616
* Exclusive of sales load.


                                                                                             Year Ended April 30,
  Class B                                                              1999         1998         1997         1996         1995
---------------------------------------------------------------------------------------------------------------------------------
  Per-Share Data ($)
  Net asset value, beginning of period                                14.69        14.11        13.85        13.86        13.81
  Investment operations:   Investment income - net                      .65          .72          .75          .78          .77
                           Net realized and unrealized gain
                           (loss) on investments                       (.15)         .66          .27         (.01)         .05
  Total from investment operations                                      .50         1.38         1.02          .77          .82
  Distributions:           Dividends from investment income - net      (.65)        (.72)        (.75)        (.78)        (.77)
                           Dividends from net realized gain
                           on investments                              (.21)        (.08)        (.01)          -           -
  Total distributions                                                  (.86)        (.80)        (.76)        (.78)        (.77)
  Net asset value, end of period                                      14.33        14.69        14.11        13.85        13.86
  Total return (%)*                                                    3.43         9.95         7.49         5.53        6.15

  Ratios/Supplemental Data
  Ratio of expenses to average net assets (%)                          1.42         1.42         1.43         1.43        1.44
  Ratio of net investment income to average net assets (%)             4.44         4.89         5.33         5.46         5.62
  Portfolio turnover rate (%)                                         46.84        26.33        28.17        36.59        38.60

  Net assets, end of period ($ x 1,000)                             112,583      119,457      109,485      106,931       99,411
* Exclusive of sales load.
                                                                                                  Year Ended  April 30,
  Class C                                                                           1999         1998    1997         1996 (1)
---------------------------------------------------------------------------------------------------------------------------------
  Per-Share Data ($)
  Net asset value, beginning of period                                             14.71        14.12   13.87        14.28
  Investment operations:   Investment income - net                                   .61          .68     .72          .60
                           Net realized and unrealized gain (loss)
                           on investments                                           (.15)         .67     .26         (.41)
  Total from investment operations                                                   .46         1.35     .98          .19
  Distributions:           Dividends from investment income - net                   (.61)        (.68)   (.72)        (.60)
                           Dividends from net realized gain on investments          (.21)        (.08)   (.01)           -
  Total distributions                                                               (.82)        (.76)   (.73)        (.60)
  Net asset value, end of period                                                   14.35        14.71   14.12        13.87
  Total return (%) (2)                                                              3.16         9.73    7.16         1.56 (3)
  Ratios/Supplemental Data
  Ratio of expenses to average net assets (%)                                       1.67         1.69    1.64         1.77 (3)
  Ratio of net investment income to average net assets (%)                          4.11         4.55    5.01         4.84 (3)
  Portfolio turnover rate (%)                                                      46.84        26.33   28.17        36.59
  Net assets, end of period ($ x 1,000)                                            8,095        3,019   1,049          340

1 From July 13, 1995 (commencement of initial offering) to April 30, 1996.
2 Exclusive of sales load.
3 Annualized.


Your Investment

Account Policies

The Dreyfus Premier Funds are designed primarily for people who are investing through a third party, such as a bank, broker-dealer or financial adviser. Third parties with whom you open a fund account may impose policies, limitations and fees which are different from those described here.

You will need to choose a share class before making your initial investment. In making your choice, you should weigh the impact of all potential costs over the length of your investment, including sales charges and annual fees. For example, in some cases, it can be more economical to pay an initial sales charge than to choose a class with no initial sales charge but higher annual fees and a contingent deferred sales charge (CDSC).

* Class A shares may be appropriate for investors who prefer to pay the fund's sales charge up front rather than upon the sale of their shares, want to take advantage of the reduced sales charges available on larger investments and/or have a longer-term investment horizon

* Class B shares may be appropriate for investors who wish to avoid a front-end sales charge, put 100% of their investment dollars to work immediately and/or have a longer-term investment horizon

* Class C shares may be appropriate for investors who wish to avoid a front-end sales charge, put 100% of their investment dollars to work immediately and/or have a shorter-term investment horizon

Your financial representative can help you choose the share class that is appropriate for you.

Share class charges

Each share class has its own fee structure. In some cases, you may not have to pay a sales charge to buy or sell shares. Consult your financial representative or the SAI to see if this may apply to you. Shareholders owning Class B shares on or prior to November 30, 1996, may be eligible for a lower CDSC.

Sales charges

Class A - charged when you buy shares
                                   Sales charge                 Sales charge
                                   deducted as a %              as a % of your
Your investment                    of offering price            net investment
------------------------------------------------------------------------------
Less than $50,000                   4.50%                       4.70%
$50,000 - $99,999                   4.00%                       4.20%
$100,000 - $249,999                 3.00%                       3.10%
$250,000 - $499,999                 2.50%                       2.60%
$500,000 - $999,999                 2.00%                       2.00%
$1 million or more*                 0.00%                       0.00%

* A 1.00% CDSC may be charged on any shares sold within one year of purchase (except shares bought through dividend reinvestment).


Class B - charged when you sell shares
                                    CDSC as a % of your initial
Time since you bought               investment or your redemption
the shares you are selling          (whichever is less)
------------------------------------------------------------------------------
Up to 2 years                       4.00%
2 - 4 years                         3.00%
4 - 5 years                         2.00%
5 - 6 years                         1.00%
More than 6 years                   Shares will automatically
                                    convert to Class A

Class B shares also carry an annual Rule 12b-1 fee of 0.50% of the class's average daily net assets.


Class C - charged when you sell shares

A 1.00% CDSC is imposed on redemptions made within the first year of purchase. Class C shares also carry an annual Rule 12b-1 fee of 0.75% of the class's average daily net assets.

Reduced Class A sales charge

Letter of intent: lets you purchase Class A shares over a 13-month period and receive the same sales charge as if all shares had been purchased at once.

Right of accumulation: lets you add the value of any Class A, B or C shares in this fund or any other Dreyfus Premier fund sold with a sales load that you already own to the amount of your next Class A investment for purposes of calculating the sales charge.

Consult the Statement of Additional Information (SAI) or your financial representative for more details.

Buying shares

The net asset value (NAV) of each class is generally calculated as of the close of trading on the New York Stock Exchange ("NYSE") (usually 4:00 p.m. Eastern time) every day the exchange is open. Your order will be priced at the next NAV calculated after your order is accepted by the fund's transfer agent or other authorized entity. The fund's investments are generally valued based on fair value as determined by an independent pricing service approved and supervised by the fund's board. Because the fund seeks tax-exempt income, it is not recommended for purchase in IRAs or other qualified plans.

Orders to buy and sell shares received by dealers by the close of trading on the NYSE and transmitted to the distributor or its designee by the close of its business day (normally 5:15 p.m. Eastern time) will be based on the NAV determined as of the close of trading on the NYSE that day.

Minimum investments
                           Initial      Additional
------------------------------------------------------------------
Regular accounts           $1,000       $100; $500 for
                                        TeleTransfer investments
Dreyfus automatic          $100         $100
investment plans

All investments must be in U.S. dollars. Third-party checks cannot be accepted. You may be charged a fee for any check that does not clear. Maximum TeleTransfer purchase is $150,000 per day.

Concepts to understand

Net asset value (NAV): the market value of one share, computed by dividing the total net assets of a fund or class by its shares outstanding. The fund's Class Ashares are offered to the public at NAV plus a sales charge. Classes B and C are offered at NAV, but generally are subject to higher annual operating expenses and a CDSC.

Selling shares

You may sell (redeem) shares at any time through your financial representative, or you can contact the fund directly. Your shares will be sold at the next NAV calculated after your order is accepted by the fund's transfer agent or other authorized entity. Any certificates representing fund shares being sold must be returned with your redemption request. Your order will be processed promptly, and you will generally receive the proceeds within a week.

To keep your CDSC as low as possible, each time you request to sell shares we will first sell shares that are not subject to a CDSC, and then those subject to the lowest charge. The CDSC is based on the lesser of the original purchase cost or the current market value of the shares being sold, and is not charged on shares you acquired by reinvesting your dividends. There are certain instances when you may qualify to have the CDSC waived. Consult your financial representative or the SAI for details.

Before selling or writing a check against recently purchased shares, please note that if the fund has not yet collected payment for the shares you are selling, it may delay sending the proceeds for up to eight business days or until it has collected payment.

Written sell orders

Some circumstances require written sell orders along with signature guarantees. These include:

* amounts of $1,000 or more on accounts whose address has been changed within the last 30 days

* requests to send the proceeds to a different payee or address Written sell orders of $100,000 or more must also be signature guaranteed.

A signature guarantee helps protect against fraud. You can obtain one from most banks or securities dealers, but not from a notary public. For joint accounts, each signature must be guaranteed. Please call us to ensure that your signature guarantee will be processed correctly.

Account Policies (continued)

General policies

Unless you decline telephone privileges on your application, you may be responsible for any fraudulent telephone order as long as Dreyfus takes reasonable measures to verify the order.

The fund reserves the right to:

* refuse any purchase or exchange request that could adversely affect the fund or its operations, including those from any individual or group who, in the fund's view, is likely to engage in excessive trading (usually defined as more than four exchanges out of the fund within a calendar year)

* refuse any purchase or exchange request in excess of 1% of the fund's total assets

* change or discontinue its exchange privilege, or temporarily suspend this privilege during unusual market conditions

*    change its minimum investment amounts

* delay sending out redemption proceeds for up to seven days (generally applies only in cases of very large redemptions, excessive trading or during unusual market conditions)

The fund also reserves the right to make a "redemption in kind" - payment in portfolio securities rather than cash - if the amount you are redeeming is large enough to affect fund operations (for example, if it represents more than 1% of the fund's assets).

Small account policies

To offset the relatively higher costs of servicing smaller accounts, the fund charges regular accounts with balances below $2,000 an annual fee of $12. The fee will be imposed during the fourth quarter of each calendar year.

The fee will be waived for: any investor whose aggregate Dreyfus mutual fund investments total at least $25,000; accounts participating in automatic investment programs; accounts opened through a financial institution.

If your account falls below $500, the fund may ask you to increase your balance. If it is still below $500 after 30 days, the fund may close your account and send you the proceeds.

Distributions and Taxes

The fund usually pays its shareholders dividends from its net investment income once a month, and distributes any net capital gains it has realized once a year. Each share class will generate a different dividend because each has different expenses. Your distributions will be reinvested in the fund unless you instruct the fund otherwise. There are no fees or sales charges on reinvestments.

The fund anticipates that virtually all of its income dividends will be exempt from federal income tax. You may, however, have to pay state and local taxes. In addition, any dividends paid from interest on taxable investments or short-term capital gains will be taxable as ordinary income. Any distributions of long-term capital gains will be taxable as such. The tax status of any distribution is the same regardless of how long you have been in the fund and whether you reinvest your distributions or take them in cash. In general, distributions are federally taxable as follows:

Taxability of distributions

Type of                 Tax rate for             Tax rate for
distribution            15% bracket              28% bracket or above
------------------------------------------------------------------------
Income                  Generally                Generally
dividends               tax exempt               tax exempt

Short-term              Ordinary                 Ordinary
capital gains           income rate              income rate
Long-term
capital gains           10%                      20%

The tax status of your dividends and distributions will be detailed in your annual tax statement from the fund.

Because everyone's tax situation is unique, always consult your tax professional about federal, state and local tax consequences.

Taxes on transactions

Any sale or exchange of fund shares, including through the checkwriting privilege, may generate a tax liability.

The table above also can provide a guide for your potential tax liability when selling or exchanging fund shares. "Short-term capital gains" applies to fund shares sold or exchanged up to 12 months after buying them. "Long-term capital gains" applies to shares sold or exchanged after 12 months.

Services for fund Investors

The third party through whom you purchased fund shares may impose different restrictions on these services and privileges offered by the fund, or may not make them available at all. Consult your financial representative for more information on the availability of these services and privileges.

Automatic services

Buying or selling shares automatically is easy with the services described below. With each service, you select a schedule and amount, subject to certain restrictions. You can set up most of these services with your application, or by calling your financial representative or 1-800-554-4611.

For investing

Dreyfus Automatic
Asset Builder            For making automatic investments
Registration Mark        from a designated bank account.

Dreyfus Government       For making automatic investments
Direct Deposit           from your federal employment,
Privilege                Social Security or other regular
                         federal government check.

Dreyfus Dividend         For automatically reinvesting the
Sweep                    dividends and distributions from
                         one Dreyfus fund into another
                         (not available for IRAs).
For exchanging shares
Dreyfus Auto-            For making regular exchanges
Exchange Privilege       from one Dreyfus fund into
                         another.
For selling shares
Dreyfus Automatic        For making regular withdrawals
Withdrawal Plan          from most Dreyfus funds. There will
                         be no CDSC on Class B shares, as long as the amounts withdrawn do not exceed 12% annually of the account value at the time the shareholder elects to participate in the plan.


Checkwriting privilege (Class A only)

You may write redemption checks against your account for Class A shares in amounts of $500 or more. These checks are free; however, a fee will be charged if you request a stop payment or if the transfer agent cannot honor a redemption check due to insufficient funds or another valid reason. Please do not postdate your checks or use them to close your account.

Exchange privilege

You can exchange shares worth $500 or more from one class of the fund into the same class of another Dreyfus Premier fund. You can request your exchange by contacting your financial representative. Be sure to read the current prospectus for any fund into which you are exchanging before investing. Any new account established through an exchange will generally have the same privileges as your original account (as long as they are available). There is currently no fee for exchanges, although you may be charged a sales load when exchanging into any fund that has a higher one.

TeleTransfer privilege

To move money between your bank account and your Dreyfus fund account with a phone call, use the TeleTransfer privilege. You can set up TeleTransfer on your account by providing bank account information and following the instructions on your application, or contacting your financial representative.

Reinvestment privilege

Upon written request you can reinvest up to the number of Class A or B shares you redeemed within 45 days of selling them at the current share price without any sales charge. If you paid a CDSC, it will be credited back to your account. This privilege may be used only once.

Account statements

Every fund investor automatically receives regular account statements. You'll also be sent a yearly statement detailing the tax characteristics of any dividends and distributions you have received.

Instructions for regular accounts

TO OPEN AN ACCOUNT

In Writing

Complete the application.

Mail your application and a check to:
Name of Fund
P.O. Box 6587, Providence, RI 02940-6587
Attn: Institutional Processing


         By Telephone
Wire  Have your bank send your
investment to The Bank of New York,
with these instructions:
  * ABA# 021000018
  * DDA# 8900119292
  * the fund name
  * the share class
  * your Social Security or tax ID number
  * name(s) of investor(s)
  * dealer number if applicable

Call us to obtain an account number.
Return your application with the
account number on the application.

         Automatically

With an initial investment  Indicate
on your application which automatic
service(s) you want. Return your
application with your investment.

TO ADD TO AN ACCOUNT

Fill out an investment slip, and write your account number on your check.

Mail the slip and a check to:
Name of Fund
P.O. Box 6587,
Providence, RI 02940-6587
Attn: Institutional Processing

Wire  Have your bank send your
investment to The Bank of New York,
with these instructions:
* ABA# 021000018
* DDA# 8900119292
* the fund name
* the share class
* your account number
* name(s) of investor(s)
* dealer number if applicable

Electronic check  Same as wire, but insert
"1111" before your account number.

TeleTransfer Request TeleTransfer on your application. Call us to request your transaction.

All services  Call us or your financial
representative to request a form to add any automatic investing service (see "Services for Fund Investors"). Complete and return the form along with any other required materials.

TO SELL SHARES
Write a redemption check (Class A only) or write a letter of instruction that includes:
* your name(s) and signature(s)
* your account number
* the fund name
* the dollar amount you want to sell
* how and where to send the proceeds

Obtain a signature guarantee or other
documentation, if required (see page 7).

Mail your request to:
The Dreyfus Family of Funds
P.O. Box 6587,
Providence, RI 02940-6587
Attn: Institutional Processing

Wire Call us or your financial representative to request your transaction. Be sure the fund has your bank account information on file.
Proceeds will be wired to your bank.

TeleTransfer  Call us or your financial
representative to request your transaction.
Be sure the fund has your bank account
information on file. Proceeds will be sent to your bank by electronic check.

Check Call us or your financial representative to request your transaction. A check will be sent to the address of record.

Automatic Withdrawal Plan Call us or your financial representative to request a form to add the plan. Complete the form, specifying the amount and frequency of withdrawals you would like.

Be sure to maintain an account balance of $5,000 or more.


To open an account, make subsequent investments or to sell shares, please contact your financial representative or call toll free in the U.S. 1-800-554-4611.
Make checks payable to: The Dreyfus Family of Funds.

Concepts to understand

Wire transfer: for transferring money from one financial institution to another. Wiring is the fastest way to move money, although your bank may charge a fee to send or receive wire transfers. Wire redemptions from the fund are subject to a $1,000 minimum.

Electronic check: for transferring money out of a bank account. Your transaction is entered electronically, but may take up to eight business days to clear. Electronic checks usually are available without a fee at all Automated Clearing House (ACH) banks.

[Application p1]

[Application p2]

  NOTES

For More Information

Dreyfus Premier
Municipal Bond Fund
SEC file number:  811-4764

More information on this fund is available free upon request, including the following:

Annual/Semiannual Report

Describes the fund's performance, lists portfolio holdings and contains a letter from the fund's manager discussing recent market conditions, economic trends and fund strategies that significantly affected the fund's performance during the last fiscal year.

Statement of Additional Information (SAI)

Provides more details about the fund and its policies.
A current SAI is on file with the Securities and Exchange
Commission (SEC) and is incorporated by reference (is legally considered part of this prospectus).


To obtain information:

By telephone
Call your financial representative or 1-800-554-4611

By mail  Write to:
The Dreyfus Premier Family of Funds
144 Glenn Curtiss Boulevard
Uniondale, NY 11556-0144

On the Internet Text-only versions of fund documents can be viewed online or downloaded from:
http://www.sec.gov

You can also obtain copies by visiting the SEC's Public
Reference Room in Washington, DC (phone 1-800-SEC-0330) or by sending your request and a duplicating fee to the SEC's
Public Reference Section, Washington, DC 20549-6009.


(c) 1999 Dreyfus Service Corporation                      022P0999

                                                            December 23, 1999

                       Dreyfus Premier Municipal Bond Fund
                            Supplement to Prospectus
                             Dated September 1, 1999

     Effective December 31, 1999, the following information supplements and supersedes any contrary information contained in the sections of the Fund's Prospectus entitled "Your Investment - Account Policies" and "Your Investment - Services for Fund Investors."

     Right of Accumulation: lets you add the value of any Class A, Class B or Class C shares in this fund, any other Dreyfus Premier fund, or any other fund that is advised by Founders Asset Management LLC ("Founders"), an affiliate of Dreyfus, sold with a sales load (that you already own) to the amount of your next Class A investment for purposes of calculating the sales charge.

     Dreyfus Dividend Sweep: for automatically reinvesting the dividends and distributions from one Dreyfus fund into another Dreyfus fund or certain Founders-advised funds (not available for IRAs).

     Dreyfus Auto-Exchange Privilege: for making regular exchanges from one Dreyfus fund into another Dreyfus fund or certain Founders-advised funds.

     Exchange Privilege: you can exchange shares worth $500 or more from one class of the Fund into the same class of another Dreyfus Premier fund or Founders-advised fund.

                                                             March 22, 2000

                       DREYFUS PREMIER MUNICIPAL BOND FUND
                SUPPLEMENT TO STATEMENT OF ADDITIONAL INFORMATION
                             DATED SEPTEMBER 1, 1999

          1. The following information replaces all contrary information contained in the sections of the Statement of Additional Information ("SAI") entitled "Description of the Fund", "Management of the Fund" and "Management Arrangements":

          Effective March 22, 2000, Dreyfus Service Corporation ("DSC") became the distributor to the Fund. DSC is located at 200 Park Avenue, New York, NY 10166.

          2. The following information replaces the information contained in the section of the Statement of Additional Information ("SAI") entitled "Management of the Fund - Officers of the Fund":

Stephen E. Canter, President. President, Chief Operating Officer, and Chief
          Investment Officer of the Manager, and an officer of other investment companies advised and administered by the Manager. Mr. Canter also is a Director or an Executive Committee Member of the other investment management subsidiaries of Mellon Financial Corporation, each of which is an affiliate of the Manager. He is 54 years old.

Mark N. Jacobs, Vice President. Vice President, General Counsel and
          Secretary to the Manager, and an officer of other investment companies advised and administered by the Manager. He is 53 years old.

Joseph Connolly, Vice President and Treasurer. Director - Mutual Fund
          Accounting of the Manager, and an officer of other investment companies advised and administered by the Manager. He is 42 years old.

Steven F. Newman, Secretary. Associate General Counsel and Assistant
          Secretary of the Manager, and an officer of other investment companies advised and administered by the Manager. He is 50 years old.

Michael A. Rosenberg, Assistant Secretary. Associate General Counsel of the
          Manager, and an officer of other investment companies advised and administered by the Manager. He is 40 years old.

Janette Farragher, Assistant Secretary. Assistant General Counsel of the
          Manager, and an officer of other investment companies advised and administered by the Manager. She is 37 years old.

Gregory S. Gruber, Assistant Treasurer. Senior Accounting Manager - Municipal
          Bond Funds of the Manager, and an officer of other investment companies advised and administered by the Manager. He is 40 years old.

          The address of each Fund officer is 200 Park Avenue, New York, NY
10166.

          3. The following information supplements the information contained in the section of the SAI entitled "Management Arrangements - Distributor":

          Disclosure of the amounts retained by "the distributor" on the sale of shares of the Fund refers to amounts retained by Premier Mutual Fund Services, Inc. ("Premier"), the Fund's distributor prior to March 22, 2000. No information is provided for Dreyfus Service Corporation, as it was not the Fund's distributor as of the Fund's last fiscal year end.